UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 9, 2009

POLYMER GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14330	57-1003983
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

9335 Harris Corners Parkway, Suite 300
Charlotte, North Carolina	28269
(Address of Principal Executive Offices)	(Zip Code)

(704) 697-5100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.                                          Costs Associated with Exit or Disposal Activities.

On June 9, 2009, the Board of Directors of Polymer Group, Inc. (the “Company”) approved a plant consolidation plan to consolidate certain manufacturing operations in the United States.  The plan calls for the phase-out of operations, and the subsequent closure, of the Company’s North Little Rock, Arkansas plant, and the subsequent transfer of portions of the business to the Company’s Benson, North Carolina plant.  This restructuring reflects the Company’s commitment to reducing its operating costs, enhancing the Company’s competitive position and improving its overall performance.

The Company anticipates that these actions, when fully implemented, will result in improved profitability and a more efficient manufacturing cost structure, with cash manufacturing costs expected to be reduced by approximately $10.0 million to $11.0 million on an annualized basis, which will be partially offset by the loss of margin from exited businesses of approximately $3.0 million to $4.0 million.  These cost reductions include a workforce reduction of approximately 140 employees, primarily in manufacturing and support positions at the exited location.  Additionally, the Company anticipates proceeds of approximately $5.0 million to $7.0 million from the sale of idled facilities and equipment and liquidation of working capital associated with exited businesses.  The Company expects the phase-out of operations, and restructuring activities, at the North Little Rock location to begin during the third quarter of fiscal 2009 and to be completed by the end of the first quarter of fiscal 2010.

The restructuring activities constitute an exit or disposal plan activity under FASB Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which will result in material charges under generally accepted accounting principles.  Total restructuring charges are expected to be within a range of $10.0 million to $11.0 million.  The portion of the estimated restructuring charges related to employee termination expenses is approximately $1.5 million. Other associated costs, which primarily include equipment relocation and related costs, are expected to approximate $8.5 million to $9.5 million. Substantially all of these restructuring charges are expected to be cash expenditures.   Additionally, the Company currently expects to recognize a non-cash impairment charge during the second quarter of fiscal 2009 of approximately $1.0 million to $2.0 million associated with the plant consolidation and closure.  The above estimates are subject to a number of assumptions (including assumptions regarding the ultimate cost to relocate certain equipment and specific timing of the ultimate closure of the plant) and actual results may differ.

A copy of the Company’s press release, dated June 9, 2009, announcing the plant consolidation plan is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits.

(d)   Exhibits

99.1	Press Release dated June 9, 2009 announcing plant consolidation and closure in the Company’s U.S Operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMER GROUP, INC.

Date: June 10, 2009	By:	/s/ Robert J. Kocourek
Robert J. Kocourek
Chief Financial Officer